Exhibit 10.8

Factory Building Lease Contract

Party A: Beijing Yizhuang Property Management Centre

Party B: Beijing Libeier Biology Engineering Research Institute Co., Ltd.

Upon friendly negotiation, Party A and Party B enter into the following agreements in respect of Party B’s lease from Party A of some offices, factory building and site (the drawings thereof are attached hereto) located at Guangde factory building compound in the East Industrial Park as Party B’s operational premises:

I.	Location and Area of the Factory Building to be Leased

1. The factory building to be leased is located at Guangde factory building compound, west of Jinghai No. 2 Road and Kechuang No. 1 Street, East Industrial Park, Yizhuang Town (as shown in the drawings attached hereto).

2. The floor area of the offices and factory building to be leased by Party B is 1,938.91 square meters.

3. Upon negotiation between Party A and Party B, Party A agrees that Party B may use the open area in the south of the factory building leased by Party B (as shown in the drawings attached hereto) during the term of lease set forth herein free of charge.

II.	Term of Lease

The term of lease is sixteen months, from December 1, 2009 to March 31, 2011.

III.	Rent and Method of Payment

1. Rent

Upon negotiation between Party A and Party B, the rent for the offices and factory building of an aggregate area of 1,938.91 square meters and for a term of lease of sixteen months shall be 600,000 yuan (in words: Six Hundred Thousand Yuan Only).

2. Method of Payment

The rent shall be paid every six months in advance, that is, within one week from the execution of this Contract, Party B shall pay to Party A the rent for the first six months, i.e., 225,000 yuan; Party B shall pay to Party A the rent for the next six months within one week from the end of the first six months, similarly henceforth.

3. Water and Electricity Fees

Party B shall pay in full the water and electricity fees to the financial department of the property management centre before the 10 th of every month based on the numbers shown on water and electricity meters and confirmed by the parties and the municipal water and electricity charges. Water and electricity fees will be adjusted as the municipal water and electricity charges may fluctuate from time to time.

IV.	Party A’s Rights and Obligations

1. Party A shall be responsible for repairing the main structure of the leased premises on a regular basis.

2. Party A shall supply water and heating to Party B for a fee (a separate agreement shall be entered into).

3. Party A shall cooperate with Party B in better communicating with local taxation and industrial and commercial departments.

4. Upon negotiation between the two parties, the road at the east of the factory building leased by Party B (as shown in the drawings attached hereto) will be jointly used by Party B with other lessees. Party A shall provide coordination and especially ensure a smooth transportation for Party B’ use of the road.

V.	Party B’s Rights and Obligations

1. Party B shall ensure a lawful operation of business and a proper use of the premises and land without committing any act in violation of the laws of the State.

2. Party B shall take effective precautions against fire and theft to ensure the safety in its production. Party B shall be responsible for any accident and pursue the liability of persons concerned.

3. Party B shall pay the rent to Party A within such period and in such amount as set forth herein. Party B shall pay a late fee to Party A in an amount equal to 3‰ of the sums due and in arrears for every day in delay. If such delay lasts for more than one month, Party A has the right to unilaterally terminate this Contract and Party B shall be deemed to be in breach of this Contract.

4. During the term of lease, Party B may not sublease the factory building to a third party without the consent from Party A, otherwise, Party A has the right to unilaterally terminate this Contract and Party B shall be deemed to be in breach of this Contract.

5. Party B shall take good care of the structure of the premises and carry out routine cleaning, repair and maintenance of the premises and site.

6. In no event shall Party B be allowed to reform the main structure of the premises, otherwise, Party B shall be fully responsible for any damage it may cause to the structure.

7. If there is any damage to the premises or internal facilities due to Party B’s improper use, Party B shall be responsible for repairing it.

8. During the term of lease, Party B shall actively cooperate with Party A and the local government in their work in all aspects, especially in respect of safety inspection and data processing.

VI.	Miscellaneous

1. If the performance of this Contract is rendered impossible due to reasons attributable to either of the parties, the breaching party shall pay the non-breaching party an amount equal to the rent of six months as liquidated damages.

2. If either party’s performance of this Contract is rendered impossible due to special reasons, it shall notify the other in writing one month in advance and the performance of this Contract may continue only upon negotiation between Party A and Party B, otherwise, it shall be deemed to be in breach of this Contract.

3. Party A and Party B shall bear their respective losses incurred from a force majeure event.

4. If the performance of this Contract is rendered impossible due to the expropriation of land by governmental department or other force majeure event, Party A and Party B shall unconditionally and actively cooperate with each other and bear their respective losses and the rent shall be computed based on the actual number of days of lease.

6. Matters uncovered hereunder may be agreed to between the parties in a supplementary agreement, which shall have the same legal effect as this Contract.

7. Any dispute between the parties shall be settled through friendly negotiation. If no settlement could be reached through negotiation, either party may file a lawsuit with the local People’s Court or submit the dispute to an arbitration commission for arbitration.

8. This Contract shall take effect as of the date of execution. This Contract shall have two counterparts with each party holding one of them.

Party A: Beijing Yizhuang Property Management Centre (Stamp)

[affixed the official seal of Beijing Yizhuang Property Management Centre]

Legal Person or Authorized Representative: /s/ [Name illegible]

Party B: Beijing Libeier Biology Engineering Research Institute Co., Ltd. (Stamp)

[affixed the official seal of Beijing Libeier Biology Engineering Research Institute Co., Ltd.]

Legal Person or Authorized Representative: /s/ [Guo Qian]

Date of Execution: April 1, 2010

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